ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

THUNDER FUSION CORPORATION

Document Number P11000038861

The undersigned, being the Chief Executive Officer and Chairman of the Board of Directors of Thunder Fusion Corporation, a Florida corporation, hereby certifies that the following Amendments to the Corporation's Articles of Incorporation have been adopted by the shareholders and the Board of Directors of the Corporation via unanimous written action without a meeting on April 25, 2014 with each director of the Company waiving notice of the meeting.

<u>ARTICLE I</u>

<u>Corporate Name</u>

The name of this corporation is **THUNDER ENERGIES CORPORATION** (the "Corporation").

<u>ARTICLE II</u>

<u>Principal Office</u>

The principal office for the Corporation shall be 1444 Rainville Road, Tarpon Springs, Florida 34689.

The amendments were adopted by the shareholders and approved by the Board of Directors. The number of votes cast for the amendments were sufficient for approval.

In all other respects, the Articles of Incorporation shall remain as they were prior to this Amendment being adopted.

Date: April 25, 2014

THUNDER FUSION CORPORATION

<u>/s/: Ruggero M. Santilli</u>
Dr. Ruggero M. Santilli,
Chief Executive Officer,
Chairman of the Board of Directors